Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson
Senior Director, Investor Relations & Corporate Communications
847-405-2515 — dswenson@cfindustries.com

CF Industries Holdings, Inc. Reports Record Second Quarter Earnings

Strong Profitability Driven by Robust Nitrogen Demand
and Low Natural Gas Prices

DEERFIELD, IL—August 6, 2012—CF Industries Holdings, Inc. (NYSE: CF):

Second Quarter Highlights

•                  Record quarterly net earnings attributable to common stockholders of $606.3 million, or $9.31 per diluted share, compared to earnings of $487.4 million, or $6.75 per diluted share, in the second quarter of 2011.

•                  Record quarterly earnings before interest, taxes, depreciation and amortization (EBITDA) of $1,054.4 million compared to $889.2 million in the second quarter of 2011.

•                  Repurchased 3.1 million shares for $500 million.

First Half Highlights

•                  Record net earnings attributable to common stockholders of $974.7 million, or $14.81 per diluted share, compared to earnings of $769.4 million, or $10.66 per diluted share, in the prior year period.

•                  Record EBITDA of $1.8 billion, compared to $1.5 billion in the prior year period.

•                  Record net sales of $3.3 billion, compared to $3.0 billion in the prior year period.

•                  Record sales volume of 7.7 million tons, including record 6.7 million tons of nitrogen products.

Capital Deployment Update

•                  Increased potential investment in nitrogen capital projects to approximately $2.0 billion from $1.0 - $1.5 billion.

•                  Approved new share repurchase plan of up to $3.0 billion through December 31, 2016.

•                  Announced agreement to purchase Viterra’s interests in Canadian Fertilizers Limited (CFL) for C$915 million.

Outlook

•                  High 2013 corn planting expectations, strong global demand, tight domestic nitrogen supply and favorable natural gas costs provide a positive operating environment for the remainder of 2012 and into 2013.

CF Industries Holdings, Inc. today reported second quarter 2012 net earnings attributable to common stockholders of $606.3 million, or $9.31 per diluted share, compared to earnings of $487.4 million, or $6.75 per diluted share, in the second quarter of 2011.  Second quarter results included a $77.6 million non-cash pre-tax mark-to-market gain on natural gas derivatives and $15.2 million of accelerated amortization of capitalized financing fees related to the termination of a prior credit facility.  These items increased/(decreased) after-tax earnings per diluted share by $0.74 and ($0.14), respectively.  Share repurchases during the quarter decreased weighted-average shares outstanding by two percent, increasing after-tax earnings per diluted share by $0.19. Second quarter 2011 results included a $14.2 million non-cash mark-to-market loss on natural gas derivatives.

EBITDA was $1,054.4 million in the second quarter of 2012, an increase of 19 percent compared to $889.2 million in the second quarter of 2011.  EBITDA, net earnings attributable to common stockholders, and net earnings per diluted share all were at record levels for any quarter.

Net sales in the second quarter were $1.7 billion, down four percent from $1.8 billion in the same period last year primarily due to lower volumes and phosphate product prices, which were offset partially by higher average price realizations across most nitrogen products.  Total sales volume decreased from 4.3 million tons in the 2011 second quarter to 4.0 million tons in 2012 largely due to the early application season, which pulled some spring demand into the first quarter of 2012.  Lower phosphate product prices resulted from lower global demand relative to the same period last year, while higher nitrogen product prices reflected strong spring demand and tight inventory levels throughout the North American distribution chain.

“A very favorable industry environment and excellent execution enabled us to realize the highest EBITDA, earnings and earnings per share for any quarter,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc. “Additionally, the first half of 2012 was the strongest in CF Industries’ history.  The company successfully capitalized on robust crop nutrient demand and a favorable pricing environment to set first-half records for shipments, revenues and profitability.”

High planted acres and mild spring weather that created favorable field conditions set the stage for strong demand for all forms of nitrogen.  Wholesalers and retailers had delayed their early season purchases which, combined with the eventual strong demand and low imports, led to tight industry-wide inventories.

Nitrogen prices were very strong at the beginning of the quarter due to the favorable supply/demand balance.  However, as spring field work concluded, nitrogen prices experienced their normal end of season decline.  Phosphate pricing favored export sales as the domestic market continued to be affected by distributor inventory carryover.

CF Industries’ extensive storage and distribution network continued to be a differentiating asset that enabled the company to serve its customers effectively.  The flexibility of the system and focus of the company’s employees on meeting customer commitments helped CF Industries establish several records for product shipments, including a record for ammonia shipments through CF Industries’ terminals of 1.4 million tons for the fertilizer year ended June 30, 2012 as compared to 1.3 million tons the prior year.  With a focus on maximizing the logistical efficiency of its distribution assets, the company was able to move product quickly into the market.

Six Month Results

For the first six months of 2012, net earnings attributable to common stockholders were a record $974.7 million, or $14.81 per diluted share, compared to $769.4 million, or $10.66 per diluted share, in the same period of 2011.  First half 2012 EBITDA of a record $1.8 billion increased 19 percent compared to $1.5 billion in the first half of 2011.  Six month results for 2012 included a $21.7 million non-cash, mark-to-market gain on natural gas derivatives and $15.2 million of accelerated amortization of capitalized financing fees related to the termination of the company’s prior credit facility.  These items increased/(decreased) after-tax earnings per diluted share by $0.20 and ($0.14), respectively.  Share repurchases under the August 2011 program made during the third and fourth quarters of 2011 and the second quarter of 2012 decreased weighted-average shares outstanding by 10 percent, which increased year-to-date after-tax earnings per diluted share by $1.46.

Net sales for the first six months of 2012 were a record $3.3 billion, up 10 percent from $3.0 billion in the same period of 2011.  The increase resulted from higher sales volumes for both the nitrogen and phosphate segments and higher average price realizations for all nitrogen products.  Nitrogen segment sales volume was 6.7 million tons for the six months ended June 30, 2012 compared to 6.6 million tons for the prior year period primarily due to higher demand for ammonia and granular urea.  Phosphate segment sales volume was 1,009,000 tons for the six months ended June 30, 2012, compared to 978,000 tons for the prior year period due to higher export volume, which was offset partially by lower domestic sales volume.

Average price realizations for all of the primary nitrogen products were higher for the six months ended June 30, 2012 compared to the prior year period due to robust demand and tight downstream inventories.  Average price realizations for phosphate products were lower for the six months ended June 30, 2012 as compared to the prior year period due to lower global demand.

Nitrogen Segment

Nitrogen net sales in the second quarter totaled $1.5 billion, unchanged from the 2011 second quarter, as higher selling prices were offset by lower volumes.  Gross margin was $992.9 million,

up 27 percent from $782.6 million in the 2011 second quarter.  A 29 percent decline in cost of sales was due primarily to lower realized natural gas costs compared to the prior year period and a $77.6 million non-cash, mark-to-market gain on natural gas derivatives compared to a $14.2 million loss in the prior year period.  Gross margin as a percent of sales was 66 percent, up from 52 percent in the year-earlier quarter.

CF Industries sold 3.5 million tons of ammonia, granular urea, urea ammonium nitrate solutions (UAN), ammonium nitrate (AN) and other nitrogen products during the second quarter of 2012 compared to 3.8 million tons in 2011.

In the second quarter of 2012, the company sold 793,000 tons of ammonia at an average price of $635 per ton, compared to 981,000 tons at an average price of $596 in the second quarter of 2011.  The 19 percent decrease in volume in the second quarter of 2012 compared to 2011 resulted from an early start to the application season in 2012 that pulled ammonia demand into the first quarter.  Average price realizations increased seven percent, reflecting higher demand and tight industry-wide inventory levels across the supply chain.  The company’s ammonia plants in aggregate operated at approximately 97 percent of rated capacity during the quarter.

CF Industries sold 694,000 tons of granular urea at an average price of $522 in the second quarter of 2012, compared to 727,000 tons at an average price of $389 in the second quarter of 2011.  Granular urea volume decreased by five percent due to lower sales into the northern tier of the U.S. and lower inventory available for sale at the beginning of the quarter due to the strong sales volume in the first quarter of 2012.  Average urea price realizations increased 34 percent year-over-year due to tight industry-wide product inventories.

The company sold 1.63 million tons of UAN in the second quarter of 2012 at an average price of $324 per ton, compared to 1.65 million tons at an average price of $323 in the year-ago quarter.

CF Industries sold 249,000 tons of AN at an average price of $257 per ton in the second quarter of 2012, compared to 268,000 tons at an average price of $260 per ton in the year-ago quarter.   Sales volume was down due to lower agricultural sales.

CF Industries continued to benefit from the abundant supply of natural gas driven by production of North American shale gas.  The company’s realized natural gas cost averaged $3.13 per MMBtu in the second quarter of 2012, compared to $4.32 during the second quarter of 2011.  The year-over-year decline in natural gas prices was caused by continued growth in North American natural gas production, which resumed month-to-month sequential growth in the second quarter, and high storage inventory, which at the end of the quarter was approximately 3.1 trillion cubic feet, or 24 percent above the five-year average inventory of 2.5 trillion cubic feet.

Phosphate Segment

Phosphate net sales totaled $231.5 million, down 22 percent from $296.6 million in the 2011 second quarter.  Gross margin was $50.4 million, down 41 percent from $84.8 million in the 2011 second quarter.  The decrease in gross margin was due to lower average selling prices and sales volumes.  Gross margin as a percent of sales was 22 percent, down from 29 percent in the year-earlier quarter.

The company sold 493,000 tons of phosphate products in the second quarter of 2012 compared to 538,000 tons in the second quarter of 2011.  During the second quarter of 2012, DAP and MAP average selling prices were $472 and $464 per ton, respectively, compared to $555 and $544 per ton, respectively, in the prior year period.  The eight percent decrease in volume was due to the start-up of production of the company’s new MAP-S product during the quarter and building MAP-S inventory for sale in future periods.  The decrease in North American sales was offset partially by higher export sales as the company took advantage of more attractive sale opportunities primarily in Latin America.  Average price realizations declined from the prior year period due to lower global demand.

CF Industries’ Plant City, Florida, Phosphate Complex operated at 96 percent of capacity during the 2012 second quarter.

Environmental, Health & Safety Performance

The company’s Pine Bend, Minnesota, warehouse achieved seven years without a lost time accident (LTA) during the second quarter.  However, two LTAs at other facilities did affect CF Industries’ employees.

Liquidity and Financial Position

At June 30, 2012, CF Industries’ cash and cash equivalents totaled $1.4 billion.  Long-term debt outstanding was $1.6 billion.

During the second quarter of 2012, the company repurchased 3.1 million shares of its common stock for $500 million, an average price of $163.89.  This completed the $1.5 billion share repurchase program approved by the company’s board of directors in August 2011.  In aggregate, the company repurchased approximately 9.6 million shares at an average price of $156.80 during this program.

“Our completion of the $1.5 billion share repurchase program in just 10 months illustrates the strength of CF Industries’ business model and ability to generate cash,” said Wilson.

Dividend Payment

On July 19, 2012, the CF Industries Board of Directors declared the regular quarterly dividend of $0.40 per common share. The dividend will be paid on August 29, 2012, to stockholders of record as of August 14, 2012.

Capital Deployment Update

The company completed its $1.5 billion share repurchase plan in June and has made substantial progress in developing the capital investment program it described last year.  The following two items plus the announced purchase of the CFL interests comprise current plans for capital deployment:

•                  The company’s review of potential capital projects to increase nitrogen capacity and product upgrading capability has led to an expanded list of opportunities.  Consequently, the total possible investment has been increased from $1.0-1.5 billion to approximately $2.0 billion.  Should preliminary indications of economic and technical feasibility prove to be correct, this initiative would lead to an increase in gross ammonia production of approximately one million tons and combined urea and UAN production of approximately 3.5 million tons.   Management believes that these projects will have relatively high returns and low risk based upon past experience and that they offer compelling returns in comparison to green field expansion projects.  The company expects to be able to announce decisions on some of these projects prior to year-end.  This investment program is in addition to the approximately $300 million of normal annual capital expenditures the company expects to make.

•                  The CF Industries Board of Directors has authorized the expenditure of up to $3.0 billion to purchase shares of the company’s common stock through December 31, 2016.

Management believes that the company’s cash generation capability is sufficient to support these programs in a manner consistent with maintaining an investment grade profile and access to capital markets to fund future growth opportunities.

“We continue to believe that our business is operating in an environment that will be characterized by ‘higher lows’ and ‘higher highs’ than have been experienced in recent cycles,” Wilson said.  “Our announcement last week of the agreement to purchase the CFL interests, combined with the share repurchase program and increase in identified capacity expansion opportunities, demonstrate our commitment both to expand the business prudently and to create value for our shareholders.”

Outlook

CF Industries is positioned to benefit from a number of factors that support its growth and cash generation potential.  Global population growth, a shift toward higher protein diets, and continued use of crops as a source of renewable fuels are all generating a need for more grain and higher use of plant nutrients.  Additionally, the increased production of North American shale gas and the associated decline in natural gas prices have created a sustainable cost advantage for the company’s nitrogen production.

The impact of dry weather across the United States and a number of other growing regions has diminished projected crop yields for the current growing season, increased crop prices and created expectations for high planted acreage again in 2013.  In the July World Agriculture Supply and Demand Estimates report, the U.S. Department of Agriculture reduced its U.S. corn yield estimate from 166 to 146 bushels per acre which, along with other changes made to their production and demand estimates, resulted in a projected stocks-to-use ratio of 9.3 percent for the end of the 2012/2013 crop marketing year, well below the ten year average of 12.5 percent.  Further reduction in the yield projection is possible.  As a result, corn futures prices have rallied to levels which imply 2013 corn plantings of approximately 96 million acres.

CF Industries expects robust fall ammonia demand as the North American supply chain restocks to support the high planted acreage anticipated next year.  Given the large amount of ammonia applied in the first half of 2012, inventories are believed to be at or near historically low levels, creating a significant need, as well as potential challenges, to restock the North American agricultural ammonia supply chain.  Additionally, global ammonia market prices have increased recently on concerns about tight supply as a number of off-shore producers are expected to experience outages.  These dynamics should support ammonia prices.

The urea market is expected to reflect strong global demand to support 2013 plantings and supply impacts from continued new project delays.  While dry weather across the U.S. wheat growing regions may delay fall fertilization, the high number of overall crop acres expected to be planted in 2013 supports continued strong North American demand for urea.  Additionally, customers in international markets such as Southeast Asia have not yet finished fulfilling their urea needs and an increase in South American demand is expected to support higher planted acres in response to attractive crop prices.  Unscheduled outages and planned turnarounds at a number of urea production facilities, along with additional delays in starting up new plants, could result in tight supplies over the remainder of 2012.

The company successfully launched its UAN fill program in June and has experienced positive customer response.  High acreage expectations, especially for corn, should support continued UAN demand.

For phosphates, CF Industries anticipates the export market to continue to offer more attractive selling opportunities than the domestic market due to strong demand in Latin America and India.  Demand in Latin America should be strong due to the large number of acres of soybeans expected to be planted and there appear to be unmet DAP needs in India.

“We have seen market conditions emerge that are consistent with our long term expectations.  Tight global grain stocks have supported strong prices and created conditions for continued high crop plantings and plant nutrient demand,” said Wilson.  “With the right set of assets strategically located in one of the most significant growing regions in the world, we expect to continue to serve our customers effectively and create value for our shareholders.”

The company projects capital expenditures of approximately $400 million in 2012.

Conference Call

CF Industries will hold a conference call to discuss these second quarter and year-to-date results at 10:00 a.m. ET on Tuesday, August 7, 2012.  Investors can access the call and find dial-in information on the Investor Relations section of the company’s Web site at www.cfindustries.com.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, a non-GAAP financial measure, provides additional meaningful information regarding the company’s performance, liquidity and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this financial results release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA to GAAP are provided in tables accompanying this release.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements”.  These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  Important factors that could cause actual results to differ materially from our expectations include, among others: the volatility of natural gas prices in North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; our ability to implement a new enterprise resource planning system and complete other system integration activities; weather conditions; risks associated with expansion of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions, except per share amounts)
Net sales	$1,735.6	$1,801.7	$3,263.2	$2,975.7
Cost of sales	692.3	934.3	1,508.1	1,583.3
Gross margin	1,043.3	867.4	1,755.1	1,392.4
Selling, general and administrative expenses	41.3	31.7	75.1	62.7
Restructuring and integration costs	—	1.3	—	3.4
Other operating - net	10.8	3.9	33.1	(27.1)
Total other operating costs and expenses	52.1	36.9	108.2	39.0
Equity in earnings of operating affiliates	13.8	14.2	29.3	25.7
Operating earnings	1,005.0	844.7	1,676.2	1,379.1
Interest expense	45.3	30.8	76.2	82.9
Interest income	—	(0.9)	(0.4)	(1.2)
Other non-operating - net	(0.6)	(0.2)	(0.7)	(0.5)
Earnings before income taxes and equity in earnings of non-operating affiliates	960.3	815.0	1,601.1	1,297.9
Income tax provision	309.2	281.0	516.0	439.8
Equity in earnings of non-operating affiliates - net of taxes	27.2	9.8	24.9	18.3
Net earnings	678.3	543.8	1,110.0	876.4
Less: Net earnings attributable to noncontrolling interest	72.0	56.4	135.3	107.0
Net earnings attributable to common stockholders	$606.3	$487.4	$974.7	$769.4

Net earnings per share attributable to common stockholders
Basic	$9.42	$6.81	$15.01	$10.77
Diluted	$9.31	$6.75	$14.81	$10.66

Weighted average common shares outstanding
Basic	64.3	71.6	64.9	71.4
Diluted	65.2	72.2	65.8	72.2

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,383.0	$1,207.0
Accounts receivable	360.2	269.4
Inventories - net	229.6	304.2
Other	23.9	18.0
Total current assets	1,996.7	1,798.6
Property, plant and equipment - net	3,700.8	3,736.0
Asset retirement obligation funds	147.6	145.4
Investments in and advances to unconsolidated affiliates	944.3	928.6
Investments in auction rate securities	55.5	70.9
Goodwill	2,064.5	2,064.5
Other assets	209.5	230.5

Total assets	$9,118.9	$8,974.5

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$334.4	$327.7
Income taxes payable	1.3	128.5
Customer advances	121.0	257.2
Deferred income taxes	45.7	90.1
Distributions payable to noncontrolling interest	—	149.7
Other	52.9	78.0
Total current liabilities	555.3	1,031.2
Notes payable	4.8	4.8
Long-term debt	1,600.0	1,613.0
Deferred income taxes	1,017.3	956.8
Other noncurrent liabilities	441.3	435.8
Equity
Stockholders’ equity	5,019.4	4,547.0
Noncontrolling interest	480.8	385.9
Total equity	5,500.2	4,932.9

Total liabilities and equity	$9,118.9	$8,974.5

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)
Operating Activities:
Net earnings	$678.3	$543.8	$1,110.0	$876.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	115.9	94.8	219.0	213.3
Deferred income taxes	19.5	9.2	13.2	25.8
Stock compensation expense	2.4	2.7	5.6	5.1
Excess tax benefit from stock-based compensation	(6.0)	(12.6)	(15.4)	(18.6)
Unrealized loss (gain) on derivatives	(77.6)	14.2	(21.7)	13.5
Loss (gain) on disposal of property, plant and equipment and non-core assets	(0.3)	3.3	3.6	(29.4)
Undistributed earnings of affiliates - net	(20.2)	(27.7)	(22.0)	(52.6)
Changes in:
Accounts receivable - net	102.1	(160.4)	(89.6)	(178.7)
Margin deposits	0.1	1.6	0.9	4.3
Inventories - net	32.9	119.5	76.4	(3.9)
Accrued income taxes	(131.6)	5.6	(110.8)	76.8
Accounts payable and accrued expenses	15.6	8.3	6.3	22.5
Customer advances	(278.7)	(346.1)	(136.2)	(30.4)
Other - net	(6.9)	(5.3)	9.4	(2.0)
Net cash provided by operating activities	445.5	250.9	1,048.7	922.1
Investing Activities:
Additions to property, plant and equipment	(93.5)	(50.6)	(157.8)	(105.5)
Proceeds from the sale of property, plant and equipment and non-core assets	3.3	8.3	7.2	47.5
Sales and maturities of short-term and auction rate securities	16.0	24.1	16.0	24.6
Deposits to asset retirement obligation funds	—	—	(2.2)	—
Other - net	—	—	—	31.3
Net cash used in investing activities	(74.2)	(18.2)	(136.8)	(2.1)
Financing Activities:
Payments of long-term debt	(13.0)	—	(13.0)	(346.0)
Purchase of treasury stock	(500.0)	—	(500.0)	—
Dividends paid on common stock	(26.1)	(7.2)	(52.3)	(14.3)
Distributions to noncontrolling interests	(172.4)	(22.3)	(193.3)	(28.6)
Issuances of common stock under employee stock plans	1.9	5.7	5.4	8.6
Excess tax benefit from stock-based compensation	6.0	12.6	15.4	18.6
Net cash used in financing activities	(703.6)	(11.2)	(737.8)	(361.7)
Effect of exchange rate changes on cash and cash equivalents	2.0	—	1.9	(0.4)
Increase (decrease) in cash and cash equivalents	(330.3)	221.5	176.0	557.9
Cash and cash equivalents at beginning of period	1,713.3	1,134.1	1,207.0	797.7
Cash and cash equivalents at end of period	$1,383.0	$1,355.6	$1,383.0	$1,355.6

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NITROGEN SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales	$1,504.1	$1,505.1	$2,775.8	$2,431.0
Cost of sales	511.2	722.5	1,120.8	1,205.9
Gross margin	$992.9	$782.6	$1,655.0	$1,225.1

Gross margin percentage	66.0%	52.0%	59.6%	50.4%

Tons of product sold (in thousands)	3,532	3,774	6,733	6,615

Sales volumes by product (tons in thousands)
Ammonia	793	981	1,465	1,391
Granular urea	694	727	1,452	1,331
UAN	1,627	1,649	3,028	3,103
AN	249	268	496	512
Other nitrogen products	169	149	292	278

Average selling prices (dollars per ton)
Ammonia	$635	$596	$618	$566
Granular urea	522	389	490	381
UAN	324	323	314	301
AN	257	260	258	256

Cost of natural gas (dollars per MMBtu) (1)	$3.13	$4.32	$3.31	$4.32

Average daily market price of natural gas Henry Hub (dollars per MMBtu)	$2.27	$4.35	$2.37	$4.26

Depreciation and amortization	$84.4	$78.6	$166.9	$156.9
Capital expenditures	$72.8	$22.3	$108.9	$68.1

Production volume by product (tons in thousands)
Ammonia (2)	1,719	1,837	3,554	3,684
Granular urea	656	632	1,361	1,283
UAN (32%)	1,484	1,534	2,957	3,108
AN	241	252	483	510

(1)       Includes gas purchases and realized gains and losses on gas derivatives.

(2)       Gross ammonia production including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

PHOSPHATE SEGMENT DATA

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions, except as noted)
Net sales	$231.5	$296.6	$487.4	$544.7
Cost of sales	181.1	211.8	387.3	377.4
Gross margin	$50.4	$84.8	$100.1	$167.3

Gross margin percentage	21.8%	28.6%	20.5%	30.7%

Tons of product sold (in thousands)	493	538	1,009	978

Sales volumes by product (tons in thousands)
DAP	368	382	792	713
MAP	125	156	217	265

Domestic vs. export sales (tons in thousands)
Domestic	202	298	527	692
Export	291	240	482	286

Average selling prices (dollars per ton)
DAP	$472	$555	$483	$558
MAP	464	544	482	554

Depreciation, depletion, and amortization	$9.1	$10.0	$22.5	$21.7
Capital expenditures	$13.3	$24.7	$35.0	$29.2

Production volume by product (tons in thousands)

Hardee Phosphate Rock Mine
Phosphate rock	809	784	1,747	1,637

Plant City Phosphate Fertilizer Complex
Sulfuric Acid	653	615	1,236	1,282
Phosphoric acid as P2O5 (1)	254	232	480	494
DAP/MAP	514	460	964	979

(1)         P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
	(in millions)
Net earnings attributable to common stockholders	$606.3	$487.4	$974.7	$769.4
Interest expense (income) - net	45.3	29.9	75.8	81.7
Income taxes	309.1	281.2	516.1	440.3
Depreciation, depletion and amortization	115.9	94.8	219.0	213.3
Less: other adjustments	(22.2)	(4.1)	(29.7)	(30.4)

EBITDA	$1,054.4	$889.2	$1,755.9	$1,474.3

EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)-net, income taxes, and depreciation, depletion and amortization.  Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest. We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

Net earnings and EBITDA for the three and six months ended June 30, 2012 includes $77.6 million and $21.7 million, respectively, of mark-to-market gains on derivatives.

Net earnings and EBITDA for the three and six months ended June 30, 2011 includes $2.0 million and $34.5 million, respectively, of gains on the sale of non-core assets, $1.3 million and $3.4 million, respectively, of restructuring and integration costs and a $14.2 million and $13.5 million, respectively, of mark-to-market losses on derivatives.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the three and six months ended June 30, 2012 includes $15.2 million of accelerated amortization of deferred fees related to the termination of our 2010 Credit Agreement.

Net earnings, interest expense (income) - net, and depreciation, depletion and amortization for the six months ended June 30, 2011 include $19.9 million of accelerated amortization of deferred loan fees related to repayments of certain Terra acquisition financing.